Exhibit 99.1

BioDelivery Sciences Provides Business Review and Update

in Conjunction with Filing of its First Quarter 2012 Financials

Signed licensing agreement with Endo Pharmaceuticals for BEMA Buprenorphine for chronic pain worth up to $180 million plus royalties

Received $45 million in upfront cash and milestone payments from Endo to date

Hosted investor/analyst opioid dependence and BNX forum -

available for viewing at www.bdsi.com

RALEIGH, N.C., May 10, 2012 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, with the U.S. Securities and Exchange Commission. In connection therewith, BDSI is providing a review of its recent achievements in 2012 and an update on business operations and upcoming milestones for the balance of 2012.

At March 31, 2012, BDSI had $32.1 million in cash compared to $10.8 million at March 31, 2011. This includes the upfront payment of $30 million in connection with the signing of a license and development agreement with Endo Pharmaceuticals, Inc. (NASDAQ: ENDP) (Endo), for BEMA Buprenorphine for the treatment of chronic pain. Such cash balance excludes a $15 million milestone payment received in May 2012 associated with the recently announced granting by the United States Patent and Trademark Office (USPTO) of a patent extending the exclusivity of BEMA Buprenorphine and BEMA Buprenorphine/Naloxone (BNX) through 2027.

“Already, 2012 has been a very exciting year for BDSI, highlighted by the significant signing of our Endo Pharmaceuticals partnership in January,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “We are working closely with Endo to initiate Phase 3 studies for BEMA Buprenorphine for chronic pain, which we expect to begin in the third quarter of this year.”

Dr. Sirgo continued, “We have also made substantial progress with the BNX program for opioid dependence following a meeting earlier this year with the FDA, and we expect to initiate our pivotal pharmacokinetic study this summer with data anticipated before the close of the third quarter. We believe BNX has the opportunity to be the first branded transmucosal buprenorphine/naloxone product to compete with Suboxone, which achieved sales in excess of $1.2 billion in 2011 and continues to grow.”

2012 Corporate Update

The following are key events that occurred at BDSI since the beginning of 2012:

•

Endo License and Development Agreement. Signed a worldwide license and development agreement with Endo for the exclusive rights to develop and commercialize BEMA Buprenorphine for the treatment of chronic pain. The agreement, worth up to $180 million to BDSI if all milestones are met, included an upfront payment of $30 million at signing and a tiered mid- to upper-teen royalty on net sales in the U.S.

•	BNX - Opioid Dependence. Held meeting with the FDA and reached agreement on the development program for BNX that is anticipated to result in the first half of 2013 submission of a New Drug Application (NDA) for the treatment of opioid dependence. Key data results from the pivotal pharmacokinetic study versus Suboxone are due in late third quarter of this year. BDSI held an investor/analyst forum in April titled, “Treatment of Opioid Dependence: The Future Role of BEMA Buprenorphine/Naloxone” with a video webcast available for viewing at www.bdsi.com.

•

BEMA Exclusivity Patent. Allowance by the USPTO of a patent application extending the exclusivity of BDSI’s BioErodible MucoAdhesive (BEMA) technology for BEMA products containing buprenorphine from 2020 to 2027, triggering a milestone payment from Endo in the amount of $15 million, which was received in May 2012.

•

ONSOLIS. BDSI announced that a U.S. re-launch of ONSOLIS would be delayed until the product formulation can be modified to address certain appearance issues recently noted by FDA. Significant and positive progress has subsequently been made that has led to an initial follow-up discussion with the U.S. Food and Drug Administration (FDA). With this FDA feedback, reformulation work is expected to be complete prior to the end of the second quarter of 2012, at which time BDSI expects to immediately request a meeting with FDA to discuss final results and next steps.

•

Progress with MonoSol litigation. Progress was made in defense of the process patent infringement lawsuit served against BDSI and its partners for ONSOLIS by MonoSol Rx, LLC (MonoSol). In February 2012, based on the patent reexamination proceedings that had been requested by BDSI on all of the patents asserted by MonoSol against BDSI, the USPTO rejected all claims in the second patent asserted by MonoSol (the ‘292 patent), and in March 2012, the USPTO notified BDSI of rejection of all claims in the third asserted patent (the ‘891 patent). These actions followed the November 2011 rejection of the first patent asserted by MonoSol against BDSI (the ‘588 patent). As a result of the USPTO’s actions to reject all claims in all patents asserted by MonoSol, the judge in the case placed a stay on further litigation pending a final judgment by the USPTO. Empirical evidence from previous re-examination proceedings would suggest that amended claims will likely be filed by MonoSol during the proceedings that significantly narrow the scope of their patents. The USPTO could allow such revised patents; however, BDSI believes that its assertion that its products and technologies do not infringe on MonoSol’s original patents would only be strengthened based on any narrowing of the claims in such patents.

Anticipated 2012 Milestones

In 2012, BDSI is focusing its resources on achievement of the following key milestones:

•

Initiation of two Phase 3 studies for BEMA Buprenorphine. In the third quarter of 2012, BDSI and Endo expect to initiate two Phase 3 efficacy studies for BEMA Buprenorphine for chronic pain, one in opioid experienced and one in opioid naïve patient groups.

•

Progress concerning BNX registration studies. BDSI will advance the development of BNX for the treatment of opioid dependence through completion of the pivotal pharmacokinetic study and initiation of the safety study, allowing for a potential NDA submission in the first half of 2013. The data from the pivotal pharmacokinetic study is anticipated in late third quarter of 2012.

•

Launch of BREAKYL in Europe. BDSI expects its commercial partner, Meda, to launch BREAKYL (brand name for ONSOLIS in the E.U.) in the E.U. during the second half of 2012. Such launch would result in a milestone payment to BDSI of $5 million.

“We look forward to the continuation of a highly productive year for BDSI,” said Dr. Sirgo. “Our product pipeline remains strong with both BEMA Buprenorphine and BNX in the substantial and growing pain and opioid dependence markets. We are excited with our plans to have all pivotal studies for both BEMA Buprenorphine and BNX underway in the third quarter of 2012.”

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Pharmaceuticals. BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s 2012 initiatives described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com